Exhibit (a)(1)(i)

OFFER TO PURCHASE

MF GLOBAL LTD.

Offer to Purchase for Cash Our 9.00% Convertible Senior Notes due 2038

At the purchase price as provided herein per $1,000 principal amount of Notes

(CUSIP Nos. 55276YAA4 and G60642AA6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 23, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION. TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

MF Global Ltd. (the “Company”, “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding 9.00% Convertible Senior Notes due 2038 of the Company (the “Notes”) that are validly tendered and not withdrawn prior to the Expiration Time, in each case for cash in an amount equal to $620 per $1,000 principal amount of Notes purchased (the “Consideration”).

The Company’s obligation to accept for payment, and to pay for, any Notes validly tendered pursuant to the Offer is subject to satisfaction of all the conditions described in this Offer to Purchase. See “Conditions to the Offer”.

If a Holder (as defined below) validly tenders its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Notes up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any holder of record of Notes (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Notes desiring that the Holder tender, all or any portion of such Holder’s Notes must comply with the procedures for tendering Notes set forth herein in “Procedures for Tendering and Withdrawing Notes” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to J.P. Morgan Securities Inc. (the “Dealer Manager”) or Georgeson Inc. (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. U.S. Bank National Association is acting as depositary (the “Depositary”) in connection with the Offer.

NONE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

J.P. Morgan

February 24, 2009

IMPORTANT

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Notes tendered are accepted for payment pursuant to each Offer. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Payment for the Notes will be made by the deposit of immediately available funds by the Company with the Depositary on the business day after the Expiration Time or promptly thereafter (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Notes tendered pursuant to the Offer, or the payment for Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration will not be paid or become payable to Holders who have validly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any Holder who desires to tender Notes and who holds physical certificates evidencing such Notes must complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Only Holders — i.e., record owners, as reflected on the Company’s registry of ownership— are entitled to tender Notes.

A beneficial owner of the Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner’s behalf. The Depository Trust Company (“DTC”) has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Notes, DTC participants must tender their Notes to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Notes—Notes Held Through DTC”. Holders desiring to tender their Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary. See “Dealer Manager; Information Agent; Depositary”.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

ii

SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	MF Global Ltd., an exempted company incorporated under the laws of Bermuda.

The Notes	9.00% Convertible Senior Notes due 2038 of the Company. See “Impact of the Offer on Rights of the Holders of the Notes”.

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Notes validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration plus Accrued Interest. See “The Offer”.

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase Notes in order to reduce the amount of the Company’s outstanding indebtedness. The Company will fund purchases pursuant to the Offer from available cash, including approximately $150 million of excess capital recently distributed to the Company by its regulated subsidiary. See “The Offer—Purpose of the Transaction” and “The Offer—Source and Amount of Funds”.

Consideration; Accrued Interest	The Consideration offered is cash in an amount equal to $620 per $1,000 principal amount of Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. With respect to any Notes purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Notes pursuant to their terms up to but not including the Payment Date. See “The Offer—Consideration; Accrued Interest”.

Payment Date	The Payment Date for the Offer is expected to be one business day after the Expiration Time or promptly thereafter. See “Acceptance for Payment and Payment”.

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, on March 23, 2009, unless extended by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination”.

Withdrawal Rights	Tendered Notes may be withdrawn by Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Notes may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Notes—Withdrawal Rights”.

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Notes tendered in the Offer, or to delay the payment for Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer”.

Procedures for Tendering and Withdrawing Notes

Any Holder who desires to tender Notes pursuant to the Offer and holds physical certificates evidencing such Notes must complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary prior to the Expiration Time. Only a person who is the record owner of a Note, as reflected in the Company’s registry of ownership, is the Holder of that Note and is entitled to tender that Note in the Offer. Beneficial owners of Notes who hold their interests through a nominee or other person are not the Holders of those Notes and, if they wish such Notes to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds Notes in book-entry form through DTC (including those who hold through Euroclear and Clearstream, Luxembourg as DTC participants) and who desires that the Notes be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Notes—Notes Held by Record Holders”.

Holders of Notes who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Notes. See “Procedures for Tendering and Withdrawing Notes—Notes Held Through DTC”.

Untendered and/or Unpurchased Notes	Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Notes or otherwise purchase the untendered Notes in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer”.

Acceptance for Payment and Payment

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Payments for Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment”.

Material Bermuda and U.S. Federal Income Tax Consequences	For a discussion of material Bermuda and U.S. federal income tax consequences relating to the Offer, see “Material Bermuda and U.S. Federal Income Tax Consequences”.

Dealer Manager	J.P. Morgan Securities Inc.

Depositary	U.S. Bank National Association

Information Agent	Georgeson Inc.

ABOUT THE COMPANY

We believe we are the leading intermediary offering customized solutions in global cash, derivatives and related markets. We provide our clients with fast, cost-effective trade execution and clearing services for derivative and cash products across a broad range of markets, including interest rates, equities, foreign exchange, energy and metals as well as agricultural and other commodities, throughout most of the world’s major financial centers. We provide our clients with market access through our brokers, relationships with introducing brokers and online trading platforms. Our clients include institutions, hedge funds and other asset managers, as well as professional traders and private clients. We have offices in New York, London, Chicago, Paris, Mumbai, Singapore, Sydney, Toronto, Tokyo, Hong Kong, Taipei, Dubai, and other locations. Our business is based on a diversified yet fully integrated business model that allows us to offer a variety of products across a broad range of markets, geographic regions and clients and through multiple distribution channels. We operate and manage our business as a single operating segment. We do not manage our business by services or product lines, market types, geographic regions, client segments or any other exclusive category.

In July 2007, we separated from Man Group plc and became an independent public company with our shares listed on the New York Stock Exchange. We were incorporated under the laws of Bermuda on May 3, 2007. Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our telephone number is (212) 589-6200. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. You may contact our registered office by telephone at (441) 296-1274. You may also find us on the Internet at www.mfglobal.com. Information contained on our website does not constitute part of this Offer to Purchase.

Before making a decision about whether or not to tender Notes, you should carefully review the information contained in this Offer to Purchase, particularly the information under “Conditions to the Offer”, “Impact of the Offer on Rights of the Holders of the Notes” and “Additional Considerations Concerning the Offer”. This Offer to Purchase also incorporates information by reference to certain of the Company’s periodic filings with the SEC, as described under “Incorporation of Certain Documents by Reference”. You should carefully review the incorporated information as well, including the information in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2008 and December 31, 2008.

Our fiscal year ends on March 31 of each year. References in this Offer to Purchase to “fiscal 2007”, “fiscal 2008” and “fiscal 2009” mean our fiscal years ended March 31, 2007 and March 31, 2008 and ending March 31, 2009, respectively.

Recent Developments

In accordance with the rules of the Financial Services Authority (the “FSA”) in the United Kingdom, the Company’s FSA-regulated subsidiaries must comply with financial resources requirements, which since January 1, 2008, are subject to the requirements of the European Union’s Capital Requirements Directive. The capital held is intended to absorb unexpected losses and a minimum requirement is calculated in accordance with a regulatory formula that addresses the exposure to counterparty credit risk, position/market risk, foreign exchange risk, operational risk and concentration risk. At December 31, 2008, the Company’s FSA-regulated subsidiaries had financial resources in total, as defined, of approximately $830.5 million, resource requirements calculated by us of $213.8 million, and excess financial resources of $616.7 million. On February 17, 2009, the FSA approved the release of an additional $150 million (having recently approved an initial $100 million release) in excess regulatory capital from MF Global Europe Holdings Limited, one of the Company’s FSA-regulated subsidiaries.

Separately, at the request of our former parent company, Man Group plc, we intend to register the outstanding common shares currently held by Man Group for sale under its registration rights agreement. Man Group acquired these shares and registration rights at the time of our separation and initial public offering in July 2007. Man Group currently holds approximately 22.3 million or 18.5 percent, of our outstanding common shares. We expect to file a shelf registration statement in the next several weeks, although final decisions have not been made about the amount or timing of any offering or offerings. The proceeds of any offerings would be received by Man Group. Our business relationship with Man Group remains unchanged including our exclusive clearing agreement with Man Investments, a subsidiary of Man Group, to clear 90 percent of the firm’s listed futures and options transactions of certain managed funds. This Offer to Purchase is not an offer to sell the securities currently held by Man Group.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $620 per $1,000 principal amount of the Notes so purchased, plus Accrued Interest on such Notes.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date.

Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Notes accepted for payment will be paid on the Payment Date, which is expected to be one business day after the Expiration Time, or promptly thereafter. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

Tenders of Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Notes, such Holders will not receive the Consideration, unless such Notes are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Notes for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Notes – i.e., unpaid interest that has accrued on those Notes pursuant to their terms to but excluding the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means 12:00 midnight, New York City time, on March 23, 2009 unless and until the Company shall, in its sole discretion, have extended this period, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction of all the conditions described herein. See “Conditions to the Offer”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If the Company extends the Offer or delays its acceptance for payment, or its payment, for any Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to repurchase Notes in order to reduce the amount of the Company’s outstanding indebtedness. We believe that reducing our outstanding indebtedness upon the terms set forth in this Offer to Purchase will strengthen our financial position and is appropriate for the operation of our business. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time, and that after the Offer we will have sufficient cash, together with other available sources of liquidity, to meet our near-term operating requirements. Any Notes we purchase in the Offer will be cancelled.

Source and Amount of Funds

We expect that we will need approximately $130,200,000 to purchase the Notes pursuant to the Offer (not including Accrued Interest and expenses related to the Offer), assuming all outstanding Notes are validly tendered and accepted for payment. The Company intends to fund its purchases of Notes in the Offer from its available cash, including $150 million of excess capital recently distributed to the Company by its regulated subsidiary. We have no alternative financing plans or arrangements. Because of our status as a Bermuda company, we do not expect to incur any income tax as a result of the cancellation of any Notes we purchase in the Offer.

PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Notes. If a Holder validly tenders its Notes prior to the Expiration Time and does not validly withdraw its Notes prior to the Expiration Time and the Company accepts such Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Notes on the Payment Date. Any Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Notes

The tender of Notes pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION TIME (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

Only registered Holders of Notes are authorized to tender their Notes pursuant to the Offer. Accordingly, to properly tender Notes or cause Notes to be tendered, the following procedures must be followed:

Notes Held Through DTC

With regard to Notes held in book-entry form through DTC, DTC or its nominee is the sole registered owner – and thus the sole Holder – of those Notes. Beneficial owners of Notes held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Notes, and any such beneficial owner that wishes its Notes to be tendered in the Offer must instruct the DTC Participant through which its Notes are held to cause its Notes to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg”, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear”, are DTC Participants. Beneficial owners who hold the Notes through Euroclear and Clearstream, Luxembourg must follow DTC’s procedures for tender and delivery of the Notes. Euroclear and Clearstream, Luxembourg may not be open for business on days when banks, brokers and other institutions are open for business in the United States. For this reason, and because of time-zone differences, investors who hold interests in the Notes through these systems and wish to have the Notes tendered may find that the transaction will not be effected when requested and perhaps not until the next business day in Luxembourg or Brussels, as applicable. Thus, those who hold interests through Clearstream, Luxembourg or Euroclear and wish to have Notes tendered prior to the Expiration Time must take into consideration differences in business days and time-zones so as to allow sufficient time to have the tenders effected.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Notes into the Depositary’s account through ATOP. However, although delivery of the Notes may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Notes currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC’s nominee (the “Global Notes”). At or as of the close of business on the second business day after the Expiration Time, the aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of the Notes, if any, held through DTC and not tendered pursuant to the Offer.

Notes Held by Record Holders

For any Notes not held in book-entry form through DTC to be tendered, the Holder of the Note—i.e., the record owner of the Note as reflected in the Company’s register of Notes—must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF NOTES—I.E., THOSE WHO HOLD INTERESTS IN THE NOTES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC—ARE NOT HOLDERS OF THEIR NOTES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE NOTES ARE REGISTERED ON THE COMPANY’S REGISTER OF NOTES ARE THE HOLDERS OF THE NOTES AND MAY TENDER THE NOTES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in

“Material Bermuda and U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material Bermuda and U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Notes (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all rights with respect to such Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Notes and the indenture under which the Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to convert the Notes into cash or cash and common shares, to participate in any redemption or defeasance of such Notes or be entitled to any of the benefits under the indenture under which the Notes were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Consideration and Accrued Interest for any tendered Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Notes. The Company’s interpretation of the terms and conditions of the Offer (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND,

EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

Withdrawal of Tenders by Holders

Except as otherwise provided herein, tenders of Notes pursuant to the Offer are irrevocable. Withdrawal of Notes by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Notes or is unable to purchase Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Notes, and such Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn and the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (ii) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Note trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Notes by following one of the procedures for tendering Notes described herein at any time prior to the Expiration Time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer prior to the Expiration Time. The Payment Date is expected to be one business day after the Expiration Time, or promptly thereafter. Any Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend an Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Notes validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Notes. On the Payment Date, the Company will deposit with the Depositary in respect of, and the Depositary will thereafter transmit to the Holders of, Notes accepted for payment, the Consideration and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment, or payment, for Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Notes validly tendered and accepted for payment pursuant to such Offer.

Holders whose Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes.

Tendering Holders of Notes will not be required to pay brokerage commissions or fees with respect to the tendering of Notes pursuant to the Offer.

If the Offer is terminated or the Notes are validly withdrawn prior to the Expiration Time, or the Notes are not accepted for payment, the Consideration will not be paid or become payable. If any tendered Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Notes than are tendered, such Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered), unless otherwise requested by such Holder as provided under “Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer.

All of the conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the following events has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Notes in the Offer:

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in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Notes pursuant to the Offer; or

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could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Notes pursuant to the Offer;

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in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•	could make the acceptance for payment, or payment, for some or all of the Notes illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after February 24, 2009;

•	any material escalation of any war or armed hostilities which had commenced before February 24, 2009;

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any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

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any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Notes or in the Company’s common shares;

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any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and our subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

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a tender or exchange offer for any or all of our common shares, or any merger, acquisition, scheme of arrangement, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Notes tendered in the Offer, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE NOTES

The Company issued $210.0 million aggregate principal amount of its 9.00% Convertible Senior Notes due 2038. If the Company accepts Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Notes. Below is a summary of certain rights that such Holders will forgo if such Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Notes. Please refer to the Indenture, filed on June 26, 2008 as Exhibit 4.1 to the Company’s Current Report on Form 8-K, by and between the Company and Deutsche Bank Trust Company Americas, as trustee, for the terms of the Notes. See “Where You Can Find Additional Information”.

Interest

Holders of Notes purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Notes at the rate of 9.00% per annum from and after the Payment Date. Holders may also forgo additional amounts that could accrue or otherwise be payable on the Notes upon certain events relating to or involving a change of control or resulting in the Notes not being freely tradable.

Conversion Rights of Holders

Holder of Notes purchased in the Offer will forgo the right to elect to convert those Notes into our common shares at any time prior to the close of business on the business day immediately preceding the maturity date for the Notes (scheduled for June 20, 2038), at a conversion rate of 95.6938 common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $10.45 per common share). The conversion rate is subject to adjustment in certain events, including in connection with certain mergers, asset sales or similar transactions involving the Company.

Right of Holders to Receive Principal at Maturity

Holders of Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Notes on the maturity date for the Notes. The Notes are scheduled to mature on June 20, 2038, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Repurchase by the Company upon Fundamental Change

Holders of Notes purchased in the Offer will forgo the right to require the Company to repurchase all or a portion of those Notes upon the occurrence of a Fundamental Change (as defined in the indenture for the Notes) of the Company, at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, to, but excluding, the purchase date, subject to certain exceptions.

Right of Holders to Require Repurchase by the Company at Certain Times

Holders of Notes purchased in the Offer will forgo the right to require the Company to repurchase all or a portion of those Notes on July 1 in each of 2013, 2018, 2023, 2028 and 2033, for cash equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

Special Veto Rights of Holders

Holders of Notes purchased in the Offer will forgo special veto rights that prohibit the Company, without the prior written consent of two-thirds of the holders of the outstanding Notes, from issuing new common shares to any person or group that beneficially owns, or as a result of the issuance would beneficially own, more than 50% of the Company’s voting common shares or repurchasing any of the Company’s outstanding common shares at a time when any person or group is such a beneficial owner.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Notes before deciding whether the Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference”.

Position of the Company Concerning the Offer

Holders of Notes purchased in the Offer will receive cash in an amount that is substantially less than its principal amount of those Notes and will forgo interest, conversion and other rights associated with these Notes. Neither the Company nor our board of directors nor the Dealer Manager, Depositary or Information Agent makes any recommendation to any Holder or owner of Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

Tax Treatment of Notes Purchased in the Offer

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U.S. tax treatment. The receipt of the Consideration in exchange for the Notes will be a taxable transaction to U.S. Holders (as defined below). A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration, other than Accrued Interest, paid to the U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. Please see “Material Bermuda and U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

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Bermuda tax treatment. The receipt of the Consideration in exchange for the Notes will not be subject to any Bermuda income or corporation tax because as at the date of this Offer, Bermuda has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax, except as may be payable by Holders of Notes that are residents in Bermuda. There is no stamp duty on the redemption of Notes. Please see “Material Bermuda and U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Limited Trading Market for Notes Not Purchased in the Offer

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for such Notes. There is no assurance that an active market in the Notes will exist or as to the prices at which the Notes may trade after consummation of the Offer.

Treatment of Notes Not Purchased in the Offer

Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the indenture governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

MARKET INFORMATION ABOUT THE NOTES

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available.

Our common shares are listed on the New York Stock Exchange under the symbol “MF”. The following table sets forth, for the periods indicated, the high and low sales prices in U.S. dollars for our common shares as reported by the Consolidated Tape Association.

Fiscal 2008	High	Low
Second Quarter(1)	$29.49	$22.00
Third Quarter	32.20	25.02
Fourth Quarter	31.72	3.64

(1)	Figures for the second quarter of fiscal 2008 are given for the period commencing July 19, 2007 (the date our common shares began trading on the NYSE).

Fiscal 2009	High	Low
First Quarter	$14.98	$6.11
Second Quarter	8.75	3.48
Third Quarter	4.29	1.73
Fourth Quarter (through February 13, 2009)	4.22	2.32

On February 23, 2009, the last reported sale price of our common shares on the New York Stock Exchange was $3.43 per share. We had 120,666,519 common shares, par value $1.00 per share, outstanding as of January 31, 2009.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON SHARES AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL BERMUDA AND U.S. FEDERAL INCOME TAX CONSEQUENCES

Material Bermuda Tax Consequences

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender of Notes pursuant to the Offer and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the beneficial owners of the Notes have held their Notes as “capital assets”, as defined in the Code.

This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Notes in light of the beneficial owner’s individual circumstances or to certain types of beneficial owners subject to special tax rules (e.g., financial institutions, broker-dealers, pass-through entities, insurance companies, beneficial owners liable for alternative minimum tax, expatriates, tax-exempt organizations, beneficial owners who hold their Notes as part of a hedge, straddle or conversion or other integrated transaction and beneficial owners that actually or constructively own 10% or more of our common stock), nor does it address state, local or foreign tax consequences. In addition, the Company has not sought a formal ruling from the Internal Revenue Service (the “IRS”) or an opinion from its tax counsel regarding the material U.S. federal income tax consequences under the Code of tendering Notes pursuant to the Offer in exchange for the Consideration.

EACH BENEFICIAL OWNER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or any other entity treated as a corporation) organized under the laws of the United States, any state of the United States or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source or

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a trust, if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more United States persons has authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding Notes should consult its own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering the Notes.

Sale of Notes Pursuant to the Offer. The receipt of the Consideration by a U.S. Holder in exchange for the Notes will be a taxable transaction. A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration, other than Accrued Interest, paid to such U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial cost of the Note, increased by any market discount previously included in income by the U.S. Holder and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except to the extent it is subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Notes for more than one year. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. The income will constitute foreign-source income, which may be relevant to a U.S. Holder in calculating the U.S. Holder’s foreign tax credit limitation. The rules governing foreign tax credits are complex, and U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount”. Market discount is the amount by which the principal amount of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition at a time other than the Note’s original issuance by the Company. A Note will be considered to have no market discount if this excess is less than  1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date. The gain realized by a U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to backup withholding, currently at a rate of 28% (the “Applicable Backup Withholding Rate”), with respect to the receipt of the Consideration and Accrued Interest in exchange for the Notes. The payor of the Consideration and Accrued Interest will be required to deduct and withhold at the Applicable Backup Withholding Rate from these payments if:

•	the payee fails to furnish its correct Taxpayer Identification Number (“TIN”) to the payor in the prescribed manner or fails to establish that it is entitled to an exemption;

•	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

•	the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payee or payor that backup withholding is required; or

•	the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. Holder, the Company or its paying or other withholding agent may be required to withhold at the Applicable Backup Withholding Rate from any payments of the Consideration and Accrued Interest in exchange for the Notes.

Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, so long as the required information is timely provided to the IRS. The Company, its paying agent or other withholding agent generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the Notes and the amount of tax withheld, if any, with respect to those payments.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

Sale of Notes Pursuant to the Offer. Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•

that gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

Subject to the discussion of backup withholding below, Accrued Interest to a Non-U.S. Holder is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Information Reporting and Backup Withholding. If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	Accrued Interest paid to you outside the U.S. by the Company or another non-U.S. payor and

•

other payments of Accrued Interest and the payment of the proceeds from the sale of the Notes effected at a U.S. office of a broker, as long as the income associated with those payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a Non-U.S. Holder, or

•	other documentation upon which it may rely to treat the payments as made to a Non-U.S. Holder in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are U.S. Holder and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person, as defined in U.S. Treasury regulations,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. Holder and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. Holder.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

We have retained J.P. Morgan Securities Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, J.P. Morgan Securities Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. J.P. Morgan Securities Inc. will receive reasonable and customary compensation for its services. We also have agreed to reimburse J.P. Morgan Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

J.P. Morgan Securities Inc. and its affiliates have provided investment banking and commercial services to us in the past for which they have received customary compensation. For example, J.P. Morgan Securities Inc. acted as initial purchaser and joint-book running manager of the initial offerings of the Notes and our preferred securities in 2008, and one of its affiliates is the arranger and a lender under our two-year term-loan facility and the administrative agent and a lender under our five-year revolving credit facility. Affiliates of J.P. Morgan Securities Inc. also provide us futures and options execution and clearing services, U.S. government securities clearing services, cash management and trust account services, intraday credit support and bilateral credit, and they provide third-party access to Continuous Linked Settlement Bank, Depositary Trust Company settlement bank for us and serve as our collateral agent. J.P. Morgan Securities Inc. and its affiliates may continue to provide various investment and commercial banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

Georgeson Inc. has been appointed the Information Agent for the Offer. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

U.S. Bank National Association has also been appointed the Depositary for the Offer. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Holders and owners holding Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominees has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

Neither the Company nor any of its majority-owned subsidiaries beneficially own any Notes. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers and the two entities named below, to the Company’s knowledge, none of its directors or executive officers, and none of Man Group plc or J.C. Flowers & Co. LLC, each of which owns or manages a significant equity investment in the Company, or any of their respective directors, executive officers, general partners or control persons, beneficially owns any Notes.

Recent Securities Transactions

Neither the Company nor any of its majority-owned subsidiaries have effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers and the two entities named below, to the Company’s knowledge, none of the directors or executive officers of the Company, and none of Man Group plc or J.C. Flowers & Co. LLC, each of which owns or manages a significant equity investment in the Company, or any of their respective directors, executive officers, general partners or control persons, has effected any transactions involving the Notes during the 60 days prior to the date of this Offer to Purchase.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common shares are listed. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Offer to Purchase the following documents that we have filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	Annual Report on Form 10-K for the year ended March 31, 2008 (File No. 001-33590), which we refer to as our Annual Report;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2008, September 30, 2008 and December 31, 2008 (File No. 001-33590);

•

Current Reports on Form 8-K filed on April 2, 2008, May 23, 2008, June 17, 2008, June 26, 2008, July 18, 2008, July 30, 2008, August 13, 2008, September 11, 2008, October 29, 2008, October 29, 2008, December 18, 2008 and January 30, 2009 (File No. 001-33590); and

•

Any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Offer to Purchase and until the Offer to Purchase has expired or is terminated.

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with SEC rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein (or in any later-filed Incorporated Document) modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the Commission on February 24, 2009 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase and the Incorporated Documents constitute “forward-looking statements”, that are based on our present beliefs and assumptions and on information currently available to us. You can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “targets”, “goal”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In particular, you should consider the risks and uncertainties set forth in Item 1A, “Risk Factors” of our 10-K for the year ended March 31, 2008 and our 10-Q for the quarters ended September 30, 2008 and December 31, 2008. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements in this Offer to Purchase include, but are not limited to, statements about:

•	our estimated net revenues, trading volumes, client assets and other potential results for the fourth quarter of fiscal 2009 in “Certain Information Concerning the Company—Recent Developments”;

•	our liquidity requirements and our ability to obtain access to necessary liquidity;

•	our expectation to benefit from continued industry growth;

•	our ability to continue to provide value-added brokerage services;

•	our ability to capitalize on market convergence;

•	our ability to continue to diversify our service offerings;

•	our ability to pursue opportunities for enhanced operating margins;

•	our ability to expand our business in existing and new geographic regions;

•	our ability to continue to expand our business through acquisitions;

•	expectations regarding the business environment in which we operate and the trends in our industry;

•	the effects of pricing and other competitive pressures on our business as well as our perceptions regarding our competitive position;

•	our expectations of our revenues and various costs;

•	our exposure to client and counterparty default risks as well as the effectiveness of our risk-management;

•	our ability to retain our management and other employees;

•	fluctuations in interest rates and currency exchange rates and their possible effects on our business;

•	the likelihood of success in, and the impact of, litigation involving our business;

•	the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies;

•	changes in exchange membership requirements;

•	our ability to increase the percentage of our revenues from the Asia/Pacific region;

•	changes in our tax rate;

•	our ability to maintain trading volumes and market share;

•	our ability to maintain our credit ratings;

•	our ability to maintain our existing technology systems and to keep pace with rapid technological developments; and

•	our ability to retain existing clients and attract new ones.

We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this Offer to Purchase after the date of this Offer to Purchase.

MF GLOBAL LTD.

The Depositary for the Offer is:

U.S. BANK NATIONAL ASSOCIATION

By Mail, Overnight Courier or by Hand or

by Facsimile Transmission (for Eligible Institutions only)

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107-1419

Attn: Specialized Finance Department

Phone: (800) 945-4689

Fax: (651) 495-8158

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll Free (866) 828-4304

The Dealer Manager for the Offer is:

J.P. Morgan

383 Madison Avenue, 4th Floor

New York, NY 10179

Telephone: (800) 261-5767 (toll free)